Exhibit 10.3

From:	LIVANOVA PLC a company incorporated in England and Wales with registration number 09451374 (the “Company”)

To:     BANCA NAZIONALE DEL LAVORO S.P.A. as Original Lender

Date: 17 April 2020
Dear Sirs/Madams
LIVANOVA PLC ‑ AMENDMENT LETTER

1.	BACKGROUND

(a)
We refer to the facility agreement dated 25 July 2019 (the “Facility Agreement”) and made between (1) LivaNova plc, Italian Branch as Company (the “Company”) and (2) Banca Nazionale del Lavoro S.p.A. as Original Lender (the “Lender”).

(b)	This Letter is supplemental to and amends the Facility Agreement.

(c)	The Company by this Letter requests that the Lender consent to certain amendments to the Facility Agreement pursuant to clause 31 (Amendments and Waivers) of the Facility Agreement.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions
In this Letter terms defined in, or construed for the purposes of, the Facility Agreement have the same meanings when used in this Letter (unless the same are otherwise defined in this Letter):
“Amended Facility Agreement” means the Facility Agreement as amended pursuant to paragraph 3.1 (Amendments) of this Letter; and
“Effective Date” means the date of your acknowledgment of this Letter.

2.2	Paragraphs

(a)	In this Letter, any reference to a “paragraph” or “schedule” is, unless the context otherwise requires, a reference to a paragraph or schedule of this Letter.

(b)	Paragraph and schedule headings are for ease of reference only.

2.3	Continuing obligations
Subject to the provisions of this Letter:

(a)	the Facility Agreement and all the other Finance Documents shall remain in full force and effect;

(b)	as from the Effective Date, the Facility Agreement shall be read and construed as one document with this Letter; and

(c)
nothing in this Letter shall constitute or be construed as a waiver (save as specifically and expressly waived under paragraph 3.3 of this Letter) or release of any right or remedy of a Finance Party under the Finance Documents, nor otherwise prejudice any right or remedy of a Finance Party under the Facility Agreement or any other Finance Document.

3.	AMENDMENTS, CONFIRMATIONS AND FURTHER ASSURANCE

3.1	Amendments
With effect from the Effective Date, the Facility Agreement shall be amended in accordance with schedule 1 (Amendment) to this Letter.

3.2	Further assurance
The Company shall, at the request of the Lender and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Letter.

3.3	Waivers
The Lender hereby waives any Event of Default:

(a)
arising under Clause 21.10 (Cessation of business) or Clause 21.13 (Expropriation) of the Amended Facility Agreement caused directly by any suspension of business by any Material Subsidiary or temporary closure of any Material Subsidiary’s manufacturing plants, in each case lasting no more than 45 days in aggregate in the financial year ending 31 December 2020 and resulting directly from mandatory orders or restrictions imposed by any government or local authority as a result of the COVID-19 pandemic (such suspension or closure, a “COVID-19 Closure”); and

(b)	occurring during the financial year ending 31 December 2020 under Clause 21.16 (Material adverse change) by virtue of any COVID-19 Closure.

4.	REPRESENTATIONS AND RELIANCE

4.1	Representations
The Company makes the Repeating Representations (as defined in the Amended Facility Agreement) in relation to itself and, where relevant, each of its Subsidiaries on the Effective Date, by reference to the facts and circumstances existing at that date and assuming, in respect of paragraph (a) of Clause 17.11 (No default), the waivers set out in paragraph 3.3 of this Letter have been granted.

4.2	Reliance
The Company acknowledges that the Lender has entered into this Letter in full reliance on the representations and warranties made by it in the terms stated in this paragraph 4.

5.	COSTS AND EXPENSES
In accordance with clause 16.2 (Amendments Costs) of the Facility Agreement, the Company shall within three Business Days of demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to the Company’s request and in connection with the negotiation, preparation, printing and execution of this Letter and any other documents referred to in this Letter.

6.	MISCELLANEOUS

6.1	Counterparts
This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

6.2	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person (other than a Finance Party) who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Letter.

(b)	Subject to clause 31 (Amendments and Waivers) of the Facility Agreement, the consent of any person who is not a party to this Letter is not required to rescind or vary this Letter at any time.

6.3	Finance Document
The Lender and the Company agree that this Letter is a Finance Document.

6.4	Governing law
This Letter and any non‑contractual obligations arising out of or in connection with it shall be governed by English law.
Please confirm your agreement to the above by signing and returning the enclosed copy of this Letter.
Yours faithfully
/s/ Thad Huston
Thad Huston
Chief Financial Officer

For and on behalf of
LIVANOVA PLC

SCHEDULE 1: AMENDMENT

1.	AMENDMENT
The Facility Agreement will be amended as follows:

A.	The following definition shall be inserted in clause 1.1 (Definitions) of the Facility Agreement:
“First Amendment Date” means 17 April 2020.

B.	Paragraphs (a) and (b) of Clause 19.1 (Financial Condition) of the Facility Agreement shall be deleted and replaced with the following:
19.1     Financial condition

(a)	Consolidated Net Financial Indebtedness to Consolidated EBITDA:

(i)
Save as provided in sub-paragraph (ii), the Company shall ensure that Consolidated Net Financial Indebtedness as at any Accounting Date shall not be more than 2.50 times the Consolidated EBITDA for the applicable Test Period ending on that Accounting Date.

(ii)
The Company shall ensure that Consolidated Net Financial Indebtedness as at the Accounting Date falling on 30 June 2020 and 31 December 2020 shall not be more than 3.50 times the Consolidated EBITDA for the applicable Test Period ending on the relevant Accounting Date.

(b)	Consolidated EBITDA to Consolidated Total Net Interest Payable:

(i)
Save as provided in sub-paragraph (ii), Consolidated EBITDA for the applicable Test Period ending on an Accounting Date shall not be lower than 6.30 times the Consolidated Total Net Interest Payable for that Test Period.

(ii)
Consolidated EBITDA for the Test Period ending on the Accounting Date falling on 30June 2020 and 31 December 2020 shall not be lower than 5.00 times the Consolidated Total Net Interest Payable for the relevant Test Period.

To:    LIVANOVA PLC
We acknowledge, agree and accept the above terms:
/s/ Paolo Montagna
For and on behalf of
BANCA NAZIONALE DEL LAVORO S.P.A. as Original Lender

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